Exhibit 99.1

For Immediate Release

For investor relations information contact:

Jim Stark
Vice President, Investor Relations
(800) 295-1772
jstark@efji.com

EFJ, Inc. Reports Significant Revenue and Income Growth for First Quarter — Revenue Growth Up 147%

Lincoln, NE – May 3, 2004 – EFJ, Inc. (NASDAQ: EFJI) today announced first quarter 2004 revenue of $22.2 million.  This represents a 147% increase from revenue of $9.0 million in the first quarter of 2003.  For the first quarter of 2004, the company reported net income of $3.0 million or $0.17 basic earnings per share. This includes a non-cash benefit of $1.1 million, or $0.06 per basic share, to reflect the variable accounting treatment of re-priced options. The company reported a net loss of $0.6 million or $0.03 basic loss per share in the first quarter of 2003. This includes a non-cash charge of $0.4 million or $0.02 per basic share, to reflect the variable accounting treatment of re-priced stock options. Excluding the impact of variable accounting for repriced options, net income for the first quarter of 2004 was $1.9 million, an increase of $2.0 million when compared to the same period one year ago.

“EFJ’s first quarter results showed healthy growth in both revenue and earnings compared to a year ago, led by a substantial increase in sales to the federal government which totaled $15.1 million in the first quarter of 2004,” said Michael E. Jalbert, EFJ, Inc. chairman and chief executive officer.  “Our backlog at $10.1 million at the end of the first quarter, although lower than the $22.2 million reported at the end of 2003, showed an increase of $4.4 million compared to the same period a year ago. Our cash position was strong as it increased to $12.2 million at the end of the quarter,” Jalbert added.

“We are pleased our performance continues to show good growth.  As we have said before in our press releases and our SEC filings, our business can have fluctuations from quarter to quarter.  We continue to confirm our 2004 annual guidance of consolidated revenues between $68 to $70 million, representing year-over-year growth of 21% to 25% and net income, excluding the impact of variable accounting for repriced stock options and deferred tax benefits, of $4.0 to $4.4 million, representing growth of 37% to 50% versus 2003.  It is not possible to determine future stock price or future tax benefits,” Jalbert said.

Vital wireless Solutions, Yesterday, Today and Tomorrow

“We continue to invest in our research and development as we work to expand our product offering of Project 25 infrastructure and digital subscriber units by end of 2004 for the growing public safety/public service market,” stated Jalbert.

The Company announced on April 16, 2004 that it has scheduled an investor conference call at 1:00 p.m. Eastern Time on Monday, May 3, 2004, to discuss its financial results for the first quarter of 2004.

EFJ, Inc. is the parent company of industry-leading wireless telecommunications equipment and solutions businesses. EFJ, Inc. is home to EFJohnson Company, one of the first developers of Project 25 mobile communications products compliant with federal government interoperability standards, and Transcrypt International, a leader in secure voice communications solutions. EFJ, Inc. has a team in place with experience in telecommunications and government sales. EFJohnson Company and Transcrypt International are wholly-owned subsidiaries of EFJ, Inc. For more information, visit www.efji.com.

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other matters, the full year 2003 expectations on revenue and earnings per share for the Company and expectations regarding the adequacy of available cash to finance anticipated sales growth. These forward-looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward-looking statements due to a number of risk factors including, but not limited to, the percentage of backlog which is filled during the fourth quarter, the level of demand for the Company’s products and services, the timely procurement of necessary manufacturing components, the timing of future product development, the actual operational expense experienced, dependence on continued funding of governmental agency programs, and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10K for the year ended December 31, 2003.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.  Readers are cautioned not to place undue reliance on these forward-looking statements.

EFJ, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the three months ended March 31, 2004 and 2003
(Unaudited and in thousands, except share and per share data)

	THREE MONTHS ENDED MARCH 31,
	2004	2003

Revenues	$22,244	$9,001
Cost of sales	13,686	5,042

Gross profit	8,558	3,959

Operating expenses:
Research and development	2,576	1,402
Sales and marketing	2,246	1,311
General and administrative, inclusive of non-cash stock option repricing (benefit) expense adjustment of $(1,087) and $446 in 2004 and 2003	688	1,810
Total operating expenses	5,510	4,523

Income (loss) from operations	3,048	(564)

Interest income	11	12
Interest expense	(56)	(39)
Other income	(8)	27

Income (loss) before income taxes	2,995	(564)

Income tax provision	—	—

Net income (loss)	$2,995	$(564)

Net income (loss) per share - Basic	$0.17	$(0.03)
Net income (loss) per share - Diluted	$0.16	$(0.03)

Weighted average common shares - Basic	17,584,295	17,577,315
Weighted average common shares - Diluted	19,062,117	17,577,315

EFJ, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

March 31, 2004 and December 31, 2003
(in thousands, except share data)

	MARCH 31, 2004	DECEMBER 31, 2003
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$12,183	$4,644
Accounts receivable, net of allowance for returns and doubtful accounts of $70 and $104, respectively	6,349	19,754
Receivables - other	198	157
Cost in excess of billings on uncompleted contracts	966	869
Inventories	12,395	18,040
Deferred income taxes	1,500	1,500
Prepaid expenses	863	587
Total current assets	34,454	45,551

Property, plant and equipment, net	3,077	2,779
Deferred income taxes	6,500	6,500
Intangible assets, net of accumulated amortization	6,751	6,753
Other assets	633	686
TOTAL ASSETS	$51,415	$62,269

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Revolving line of credit	$—	$7,500
Current portion of long-term debt obligations	132	127
Accounts payable	4,157	8,582
Billings in excess of cost on uncompleted contracts	—	30
Deferred revenue - current	1,022	1,191
Accrued expenses	2,668	3,406
Total current liabilities	7,979	20,836

Long-term debt obligations, net of current portion	388	426
Deferred revenue, net of current portion	737	601
TOTAL LIABILITIES	9,104	21,863

Stockholders’ equity:
Preferred stock ($0.01 par value; 3,000,000 shares authorized; none issued)	—	—
Common stock ($0.01 par value; 25,000,000 voting shares authorized, 17,589,315 and 17,359,973 issued and outstanding as of March 31, 2004 and December 31, 2003; 600,000 non-voting shares authorized, 217,542 issued and outstanding at December 31, 2003, which shares were converted to voting shares during three months ended March 31, 2004)	176	176
Additional paid-in capital	99,757	100,845
Accumulated deficit	(57,622)	(60,615)
TOTAL STOCKHOLDERS’ EQUITY	42,311	40,406
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$51,415	$62,269

###